Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated April 4, 2013 to

Pricing Supplement No. 6, dated December 2, 2011 to Prospectus Supplement and Prospectus dated November 28, 2011 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between March 2, 2013 and March 31, 2013:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,500,000	85.966%	$2,149,150	March 5, 2013

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$2,500,000	85.966%	$2,149,150	$293.14(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $25,252.62 that have been paid in respect of the securities covered by pricing supplement No. 6 under the registration statement on Form F-3 (No. 333-178202) of which this pricing supplement is a part. After giving effect to the registration fee for this offering, $24,959.48 remain available for future offerings for the pricing supplement described above.